Exhibit 5.1

601 Lexington Avenue

New York, NY 10022

United States

+1 212 446 4800	Facsimile: +1 212 446 4900

www.kirkland.com

September 2, 2022

Constellation Brands, Inc.

207 High Point Drive, Building 100

Victor, New York 14564

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as special counsel for Constellation Brands, Inc., a Delaware corporation (the “Registrant”), in connection with the proposed registration by the Registrant of up to 23,205,885 shares of the Registrant’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), pursuant to a Registration Statement on Form S-4, which includes the Proxy Statement/Prospectus, initially filed on August 1, 2022, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”

The Class A Common Stock is to be issued in connection with the transactions contemplated by that certain Reclassification Agreement, dated June 30, 2022, between the Registrant and the Sands Family Stockholders (as defined in the Registration Statement), as it may be amended from time to time (the “Reclassification Agreement”), attached to the Registration Statement as Annex C and filed as Exhibit 10.1. Under the terms of the proposed reclassification (the “Reclassification”), (i) each share of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), of the Registrant issued and outstanding immediately prior to the Effective time (as defined in the Registration Statement) will be reclassified and converted into one share of Class A Common Stock and the right to receive $64.64 in cash, without interest, and (ii) the Registrant’s restated charter will be amended and restated in the form of the amended and restated certificate of incorporation of the Registrant (the “Amended and Restated Charter”), attached to the Registration Statement as Annex A and filed as Exhibit 3.1 to the Registration Statement.

For purposes of this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including:

(i)	the Registration Statement;

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Constellation Brands, Inc.

September 2, 2022

(ii)	the certificate of incorporation of the Registrant, as certified by the Secretary of State of the State of Delaware;

(iii)	the by-laws of the Registrant, certified as of the date hereof by an officer of the Registrant;

(iv)	the Amended and Restated Charter;

(v)

the form of amended and restated by-laws of the Registrant, to be in effect at the time of the filing of the Amended and Restated Charter (or such later date as set forth in the Amended and Restated Charter) with the Secretary of State of the State of Delaware, attached to the Registration Statement as Annex B and filed as Exhibit 3.2 to the Registration Statement;

(vi)	the Reclassification Agreement; and

(vii)	resolutions of the board of directors of the Registrant with respect to the Registration Statement, the Reclassification Agreement and the transactions contemplated thereby.

For purposes of this letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrant, the due authorization, execution and delivery of all documents by the parties thereto (other than the Registrant) and that the Reclassification Agreement is a valid, binding and enforceable agreement of each party thereto. We have also assumed that the parties to the Reclassification Agreement have fully performed, and will continue to comply with, their respective obligations under the Reclassification Agreement, and that the issued and outstanding shares of Class A Common Stock and Class B Common Stock were validly issued, fully paid and non-assessable immediately prior to the Effective Time. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrant and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective under the Securities Act, (ii) the Registrant’s stockholders have

Constellation Brands, Inc.

September 2, 2022

approved the Amended and Restated Charter and (iii) the Amended and Restated Charter has been accepted for filing by the Secretary of State of the State of Delaware and has become effective, the shares of Class A Common Stock described in the Registration Statement, when issued and delivered in accordance with the Reclassification, will be validly issued, fully paid and nonassessable.

Our advice is limited to the Delaware General Corporation Law. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP